Consent of Independent Registered Public Accounting Firm

The Board of Directors
Research Frontiers Incorporated:


We consent to the incorporation by reference in the registration statements (No. 33-53030, 33-86910, 333-08623, 333-34163, 333-80575,
333-63374 and 333-106754) on Form S-8 and (No. 333-40369, 333-115052
and 333-65219) on Form S-3 of Research Frontiers Incorporated and subsidiary of our reports dated March 15, 2005, with respect to the consolidated balance sheet of Research Frontiers Incorporated and subsidiary as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Research Frontiers Incorporated and subsidiary.


                              /s/ KPMG LLP
                                  KPMG LLP

  Melville, New York
  March 29, 2006